Verigy Ltd.
No. 1 Yishun Ave 7
Singapore 768923
www.verigy.com

DATE: July 5, 2011

FOR IMMEDIATE RELEASE

VERIGY LTD. GIVES NOTICE OF MAKE-WHOLE FUNDAMENTAL CHANGE CONVERSION RIGHTS TO HOLDERS OF 5.25% CONVERTIBLE SENIOR NOTES DUE 2014

SINGAPORE, July 5, 2011 — Verigy Ltd. (“Verigy” or the “Company”) announced that, pursuant to the terms of the indenture (the “2014 Indenture”) governing its 5.25% Convertible Senior Notes due 2014 (the “2014 Notes”) (CUSIP No. 92345X AB4), a “Make-Whole Fundamental Change” (as such term is defined in the 2014 Indenture) occurred on July 4, 2011 (the “Effective Date”) as a result of the transactions contemplated by the Implementation Agreement, dated as of March 28, 2011 (the “Implementation Agreement”) among Advantest Corporation (“Parent”) and Verigy. As previously disclosed, under the Implementation Agreement, Parent acquired Verigy for $15.00 per ordinary share, no par value of Verigy. Verigy became a wholly owned subsidiary of Parent on July 4, 2011 (the “Acquisition”). Completion of the Acquisition constitutes a Make-Whole Fundamental Change under the 2014 Indenture.

Holders of the outstanding 2014 Notes have the right to convert such 2014 Notes at any time beginning on July 4, 2011 (the date that is the Effective Date of the Make-Whole Fundamental Change (as such term is defined in the 2014 Indenture)), in accordance with the provisions of the 2014 Notes and the 2014 Indenture.

About Verigy

Verigy provides advanced semiconductor test systems and solutions used by leading companies worldwide in design validation, characterization, and high-volume manufacturing test. Verigy offers scalable platforms for a wide range of system-on-chip (SOC) test solutions, and memory test solutions for Flash, DRAM including high-speed memories, as well as multi-chip packages (MCP). Verigy also provides advanced analysis tools that accelerate design debug and yield ramp processes. Additional information about Verigy can be found at www.verigy.com.

Contact:	Judy Davies
Vice President of Marketing Communications
408-864-7549
judy.davies@verigy.com